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                                 EXHIBIT 21

                                                                STATE OF
      PARENT                    SUBSIDIARY                   INCORPORATION
      ------                    ----------                   -------------

First Mutual Bancorp, Inc.    First Mutual Bank, S.B.            Illinois

First Mutual Bank, S.B.       First Mutual Corporation           Illinois